Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-88680-22) and S-8 (Nos. 333-11729, 333-11731, 333-99503 and 333-99513) of The Manitowoc Company Inc. of our report dated February 4, 2003, except as to Note 21 for which the date is February 14, 2003, relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 4, 2003, relating to the financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
March 31, 2003